Exhibit 10.1
Description of Annual Incentive and Long-Term Incentive Bonus Awards
          On February 17, 2006, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of CT Communications, Inc. (the “Company”) approved the terms pursuant to which the Company would award annual incentive bonus awards for the 2006 fiscal year and the performance criteria for the long-term incentive bonus awards for the 2006-2007 performance period. The Company maintains an annual incentive discretionary bonus plan (the “annual incentive plan”) and long-term incentive discretionary bonus plan (the “long-term incentive plan”) for the benefit of its executive officers, other officers and certain other key employees of the Company. The annual incentive plan and the long-term incentive plan are administered and paid out under the Company’s shareholder-approved Amended and Restated 2001 Stock Incentive Plan.
          For 2006, the annual incentive award will consist of a cash bonus that may be paid based on goals established and approved by the Company’s Compensation Committee. Potential bonuses are specified as a percentage of the employees’ annual base salary, ranging from 25% to 150% for the Chief Executive Officer, 20% to 100% for Senior Vice Presidents of the Company and 15% to 70% for all other executive officers of the Company. For 2006, the annual incentive award will be based on a combination of financial and operational objectives. Such objectives and their relative weighting in the overall performance score are as follows:

Objective	Weight
Operating revenue	15%

Operating earnings before interest, taxes, depreciation and amortization	20%

Operating free cash flow	5%

Aggregate net customer growth in the Company’s ILEC, Wireless and DSL businesses	10%

Aggregate customer disconnects in the Company’s ILEC, Wireless and DSL businesses	10%

Achievement of milestones related to broadband network and product deployment	40%
          The Company, as authorized by the Compensation Committee, may also pay a long-term incentive award based on a multi-year performance period with performance goals established at the beginning of the cycle. Potential bonuses are specified as a percentage of the employees’ annual base salary, ranging from 80% to 400% for the Chief Executive Officer, 50%

to 200% for Senior Vice Presidents, 30% to 100% for all other Vice Presidents reporting directly to the Chief Executive Officer and 15% to 70% for all other executive officers of the Company.
          Although prior to 2005 the performance period established by the Compensation Committee was a three-year period, in 2005, the Compensation Committee determined not to grant a long-term incentive award for the 2005 to 2007 performance period and instead determined that a performance period consisting of two years is more appropriate and consistent with the Company’s compensation objectives and the rapidly changing telecommunications industry. Accordingly, in connection with the transition from a three-year performance period to a two-year performance period, the Compensation Committee approved in February 2005 a long-term incentive award for the 2006 to 2007 performance period, subject to the determination of the key performance objectives for such period, which were approved by the Compensation Committee on February 17, 2006.
          For the long-term incentive award granted in 2005 for the 2006 to 2007 performance period, the long-term incentive award is based on the following combination of financial measurements and weightings:

Objective	Weight
Operating revenue	20%

Operating earnings before interest, taxes, depreciation and amortization	20%

Cumulative operating free cash flow	10%

Period-end customers of the Company’s ILEC, Wireless and Broadband businesses	20%

Total shareholder return (compared to a peer stock index)	30%
          The long-term incentive awards for the 2006 to 2007 performance period will consist of 25% unrestricted common stock and 75% restricted common stock. The restricted common stock will vest according to the following schedule: 33% will vest one year from the award date and 67% will vest two years from the award date. The price that is used to calculate the number of restricted and unrestricted shares that are awarded will be the average closing NASDAQ price for all trading days in the month of December at the end of the applicable performance period.
               In addition to the annual and long-term incentive compensation, compensation for executive officers may include additional awards of nonqualified and/or incentive stock options issued under the Company’s Amended and Restated 2001 Stock Incentive Plan.